UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 22, 2004
                                                          --------------
                       PROVIDENT FINANCIAL SERVICES, INC.
              ---------------------------------------------------
             (Exact name of registrant as specified in its charter)

 Delaware                              1-31566                 42-1547151
------------------------         ---------------------   --------------------
(State or other jurisdiction    (Commission File No.)      (IRS Employer
of incorporation)                                          Identification No.)



830 Bergen Avenue, Jersey City, New Jersey                      07306-4599
------------------------------------------                  ------------------
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  (201) 333-1000
                                                     --------------


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits.

             Exhibit No.                    Description
             ----------                     -----------
               99                           Press release dated April 22, 2004

Item 12. Results of Operations and Financial Condition.

     On April 22, 2004, Provident Financial Services, Inc. announced its earnings for the quarter ended March 31, 2004. A copy of the press release dated April 22, 2004, detailing earnings for this period is attached as Exhibit 99 to this report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          PROVIDENT FINANCIAL SERVICES, INC.



DATE:  April 23, 2004                 By: /s/ Paul M. Pantozzi
                                          ------------------------------------
                                          Paul M. Pantozzi
                                          Chairman, Chief Executive Officer
                                           and President

                                   EXHIBIT 99

               PRESS RELEASE OF PROVIDENT FINANCIAL SERVICES, INC.

                                  NEWS RELEASE
                    Provident Financial Services (NYSE: PFS)
                    ----------------------------------------

Contact:

Kenneth J. Wagner
Investor Relations
Provident Financial Services, Inc.
830 Bergen Avenue
Jersey City, NJ  07306
201-915-5344

FOR IMMEDIATE RELEASE: April 22, 2004

Provident Financial Services, Inc. Announces Quarterly Earnings and Declares Quarterly Dividend


JERSEY CITY, NJ, April 22, 2004 - Provident Financial Services, Inc. (NYSE:PFS) reported net income of $10.3 million for the quarter ended March 31, 2004, compared to a net loss of ($6.4) million for the quarter ended March 31, 2003. The net loss for the quarter ended March 31, 2003 was due primarily to the one-time expense associated with the $15.6 million contribution net of tax to The Provident Bank Foundation. The Company reported basic and diluted earnings per share of $0.19 for the quarter ended March 31, 2004, compared to a basic and diluted loss per share of ($0.12) for the quarter ended March 31, 2003.

"Our fundamental earnings measurements continued to show improvement in this year's first quarter," said Paul M. Pantozzi, the Company's Chairman of the Board, CEO and President. "The reported net interest margin of 3.50% climbed 9 basis points above the level of the trailing quarter, and our non-interest income categories, particularly fee income, continued their positive trend. Net income was augmented by gains on earning-asset sales that resulted from our ongoing management of interest rate risk."

Mr. Pantozzi added, "Our ability to generate commercial real estate loans, including construction loans, as well as commercial & industrial loans was amply demonstrated in the first quarter of 2004. The balances outstanding in these combined categories grew $61.3 million or 6.89% compared to the balances reported at year-end 2003. This has contributed incrementally toward our strategic goal of maintaining an even mix of commercial and consumer loan assets in the overall loan portfolio."

"Meanwhile, our integration plans for the pending acquisition of First Sentinel Bancorp, Inc. have been proceeding on schedule. We continue to look forward to the successful completion of this transaction at the end of the second quarter, as planned, subject to regulatory and stockholder approvals. The stockholders of both companies will vote on the transaction at annual meetings scheduled for June 23, 2004." .

COMPARISON OF OPERATING RESULTS

Total net interest income increased $2.1 million or 6.64% to $34.4 million for the quarter ended March 31, 2004 compared to $32.3 million for the quarter ended March 31, 2003. Interest income for the first quarter of 2004 decreased $191,000 or 0.40% to $47.0 million compared to $47.2 million for the comparable quarter in 2003. Income on all loans secured by real estate increased $1.8 million or 8.42% to $23.2 million for the three months ended March 31, 2004 compared to $21.4 million for the three months ended March 31, 2003. Income on commercial loans decreased $1.7 million or 30.0% to $3.9 million for the three months ended March 31, 2004 compared to $5.6 million for the three months ended March 31, 2003, which amount included $2.3 million in mortgage warehouse interest income. The Company sold substantially all of its mortgage warehouse loans in the fourth quarter of 2003. Interest expense decreased $2.3 million or 15.64 % to $12.6 million for the quarter ended March 31, 2004 compared to $14.9 million for the quarter ended March 31, 2003. Due to the continued decline in interest rates on deposits, interest expense on deposits decreased $4.3 million. Interest expense on borrowings increased $2.0 million due to an increase in outstanding borrowings used to fund commercial real estate loan commitments and leverage transactions.

The average balance of investment securities held to maturity and securities available for sale increased $28.5 million to $1.63 billion for the quarter ended March 31, 2004 from $1.60 billion for the quarter ended March 31, 2003. The average balance of net loans increased $241.7 million or 12.31% to $2.20 billion for the quarter ended March 31, 2004 compared to $1.96 billion for the comparable quarter in 2003. The average yield on interest earning assets decreased 37 basis points to 4.79% for the quarter ended March 31, 2004 compared to 5.16% for the comparable quarter in 2003, primarily due to the reinvestment of cash from loan and mortgage-backed securities prepayments in lower yielding loans and investments. Compared to the trailing quarter the yield on interest earning assets improved 12 basis points to 4.79% from 4.67%.

Average core deposit account balances increased $159.0 million or 10.04% to $1.74 billion for the first quarter ended March 31, 2004 compared to $1.58 billion at March 31, 2003. Core deposit accounts consist of all demand deposit and savings accounts. Average time deposit balances decreased $95.5 million or 9.21% to $941.5 million for the quarter ended March 31, 2004 compared to $1.04 billion for the comparable quarter in 2003. Average borrowings increased $272.4 million or 65.48% to $688.5 million for the quarter ended March 31, 2004 compared to $416.0 million for the quarter ended March 31, 2003. The average cost of interest bearing liabilities decreased 50 basis points to 1.67% for the quarter ended March 31, 2004 compared to 2.17% for the quarter ended March 31, 2003, and compared to the trailing quarter, the average cost of interest bearing liabilities increased 3 basis points.

Net interest margin decreased 3 basis points to 3.50% for the quarter ended March 31, 2004 compared to 3.53% for the quarter ended March 31, 2003, and compared to the trailing quarter, the net interest margin increased 9 basis points. The interest rate spread increased 13 basis points to 3.12% for the quarter ended March 31, 2004 compared to 2.99% for the comparable quarter in 2003, and compared to the trailing quarter, the interest rate spread increased 9 basis points.

Non-interest income increased $2.2 million or 39.78% to $7.7 million for the quarter ended March 31, 2004 compared to $5.5 million for the comparable period in 2003. Fees on retail accounts increased $572,000 or 14.11% to $4.63 million at March 31, 2004 compared to $4.05 million for the quarter ended March 31, 2003. This increase is primarily attributable to fee income associated with the introduction of overdraft privilege on retail checking accounts during the fourth quarter of 2003. Income associated with the cash surrender value of bank owned life insurance increased $185,000 or 23.07% to $907,000 for the quarter ended March 31, 2003 compared to $802,000 for the quarter ended March 31, 2003. This increase was due to an additional purchase of $20.0 million of bank owned life insurance late in the first quarter of 2003. During the quarter ended March 31, 2004 the Company recorded net gains of $431,000 on securities sales compared to a net loss of $4,000 in the same prior period. Net gains on the sale of mortgage-backed securities were $174,000 and gains on the sale of equity securities were $257,000. Other income increased $952,000 or 171.53% to $1.5 million in the first quarter of 2004 compared to $555,000 in the comparable quarter of 2003. During the first quarter the Company sold $72.0 million of fixed rate 30- and 20-year residential mortgages as part of an ongoing strategy to reduce interest rate risk. During the quarter ended March 31, 2004, the Company recorded gains of $1.3 million on the sale of residential mortgage loans compared to gains of $288,000 in the same prior period. Proceeds from the sale of loans and mortgage-backed securities were used to reduce short-term borrowings and reposition the balance sheet.

Non-interest expense decreased $20.9 million or 43.90% to $26.7 million for the quarter ended March 31, 2004 compared to $47.5 million for the quarter ended March 31, 2003. The decrease in non-interest expense for the quarter ended March 31, 2004 is primarily due to the one-time expense associated with the $24 million contribution to The Provident Bank Foundation that was recorded in the first quarter of 2003. Salary and benefit expense increased $2.4 million or 19.8% to $14.4 million for the three months ended March 31, 2004 compared to $12.0 million for the three months ended March 31, 2003. This increase is primarily attributable to expenses related to stock based benefit plans. Expenses associated with the employee stock ownership plan amounted to $747,000 at March 31, 2004 compared to $516,000 at March 31, 2003. Stock award plan expense in the amount of $1.3 million and stock option plan expense in the amount of $910,000 were recorded in the first quarter of 2004, while there were no expenses associated with these plans in the comparable period in 2003. The Company has adopted the fair value based method, SFAS No. 123 "Accounting for Stock Based Compensation" to recognize compensation expense on all outstanding stock option awards from the time of grant.

The provision for loan losses for both the quarter ended March 31, 2004 and the quarter ended March 31, 2003 was $600,000. The allowance for loan losses was $20.6 million or 0.91% of total loans at March 31, 2004 compared to $21.0 million or 1.05% of total loans at March 31, 2003 and $20.6 million or 0.92% of total loans at December 31, 2003. At March 31, 2004, the allowance for loan losses as a percentage of non-performing loans increased to 470.56% from 323.27% at March 31, 2003.

COMPARISON OF FINANCIAL CONDITION

Total assets at March 31, 2004 decreased $26.6 million or 0.62% to $4.258 billion compared to $4.285 billion at December 31, 2003.

Total loans at March 31, 2004 increased $38.7 million or 1.73% to $2.28 billion compared to $2.24 billion at December 31, 2003. Residential mortgage loans decreased $46.2 million or 4.43% to $998.6 million at March 31, 2004 compared to $1.04 billion at December 31, 2003. Residential mortgage loan originations totaled $18.4 million and purchases of one-to-four family loans totaled $49.3 million at March 31, 2004. Residential loan payoffs totaled $25.3 million, excluding scheduled amortization, and loans sold totaled $73.0 million for the quarter ended March 31, 2004. Commercial real estate loans, including multi family and construction loans, increased $13.6 million or 2.12% to $652.3 million at March 31, 2004 compared to $638.7 million at December 31, 2003. Commercial loans increased $47.7 million or 19.03% to $298.5 million at March 31, 2004 compared to $250.8 million at December 31, 2003. Consumer loans increased $20.5 million or 6.85% to $319.8 million at March 31, 2004 compared to $299.3 million at December 31, 2003. In the third quarter of 2003 the Company began purchasing auto loans for the consumer loan portfolio. For the quarter ended March 31, 2004 auto loans totaled $33.0 million or 10.31% of the total consumer loan portfolio. Retail loans, which consist of one- to- four family residential mortgages and consumer loans, such as fixed-rate home equity loans and lines of credit, totaled $1.32 billion and accounted for 58.23% of the loan portfolio at March 31, 2004 compared to $1.34 billion or 60.24% of the portfolio at December 31, 2003. Commercial loans, consisting of commercial real estate, multi-family, construction and commercial loans, totaled $950.8 million, accounting for 41.77% of the loan portfolio at March 31, 2004 compared to $889.5 million or 39.76% at December 31, 2003. In the fourth quarter of 2003, the Company sold substantially all of its mortgage warehouse loans, resulting in a temporary increase in retail loans as a percentage of the portfolio. During the first quarter of 2004, the mix of commercial loans as a percentage of total loans improved due to the increase in commercial and construction loans and the decrease in residential mortgage loans.

Investment securities held to maturity decreased $10.0 million or 1.93% to $507.8 million at March 31, 2004, compared to $517.8 million at December 31, 2003. Securities available for sale decreased $148.5 or 12.90% to $1.0 billion at March 31, 2004 compared to $1.15 billion at December 31, 2003. During the first quarter of 2004, $81.5 million in mortgage-backed securities were sold as part of the Company's ongoing strategy to reduce interest rate risk.

Total non-performing loans were $4.4 million at March 31, 2004 compared to $6.1 million at December 31, 2003. Total non-performing loans as a percentage of total loans were 0.19% at March 31, 2004 and 0.27% at December 31, 2003. The allowance for loan losses as a percentage of non-performing loans was 470.56% at March 31, 2004 and 336.67% at December 31, 2003.

Total deposits decreased $4.1 million or 0.15% to $2.692 billion at March 31, 2004 from $2.696 billion at December 31, 2003. Savings deposits decreased $5.1 million or 0.52% to $982.8 million at March 31, 2004 compared to $987.9 million at December 31, 2003. Core deposits, consisting of all demand and savings accounts, decreased $10.9 million or 0.62% to $1.75 billion at March 31, 2004 from $1.76 billion at December 31, 2003. At March 31, 2004, core deposits were 65.1% of total deposits compared to 65.4% at December 31, 2003. Time deposits increased $6.8 million or 0.73% to $939.9 million at March 31, 2004 from $933.1 million at December 31, 2003 primarily due to certain large commercial relationships shifting from core to time deposit products.

Total borrowed funds decreased $35.0 million or 4.76% to $701.3 million at March 31, 2004 from $736.3 million at December 31, 2003. Federal Home Loan Bank borrowings decreased $47.4 million or 6.85% to $644.3 million at March 31, 2004 compared to $691.7 million at December 31, 2003.

On January 22, 2004, the Company's Board of Directors authorized the repurchase of up to 3,039,630 shares, or approximately 5%, of the Company's then outstanding shares of common stock. Under the general repurchase program, the Company purchased 263,968 shares of its common stock at an average price of $19.53 per share. The Company also purchased 186,532 shares of its common stock at an average price of $19.06 per share for the stock award plan.

DECLARATION OF QUARTERLY DIVIDEND

On April 22, 2004, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, consistent with the prior quarterly dividend. The dividend is payable on May 28, 2004 to stockholders of record as of the close of business on May 14, 2004.

PENDING MERGER TRANSACTION

The Company and First Sentinel Bancorp, Inc. have filed a registration statement with the Securities and Exchange Commission (SEC). INVESTORS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The final joint proxy statement/prospectus will be mailed to stockholders of record as of April 30, 2004 of both the Company and First Sentinel Bancorp, Inc. Investors will be able to obtain the documents free of charge at the SEC's web site, www.sec.gov. Documents filed
                                                 -------------
with the SEC by the Company may also be obtained by writing John F. Kuntz, Esq., Corporate Secretary, Provident Financial Services, Inc., 830 Bergen Avenue, Jersey City, New Jersey 07306. Documents filed with the SEC by First Sentinel Bancorp, Inc. may also be obtained by writing Ann C. Clancy, Esq., Corporate Secretary, First Sentinel Bancorp, Inc., 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095.

The Company and its executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the merger. Information about the Company's directors and executive officers and their ownership of common stock is set forth in the joint proxy statement/prospectus. Additional information regarding the interests of such participants may be obtained by reading the joint proxy statement/prospectus when it becomes available.

Provident Financial Services, Inc. is the holding company for The Provident Bank. Founded in 1839, the Bank currently operates 54 full service branches throughout northern and central New Jersey.

POST EARNINGS CONFERENCE CALL

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on Friday, April 23, 2004 regarding highlights of the Company's first quarter 2004 financial results. The call can be accessed by dialing 1-800-299-8538 (Domestic) or 1-617-786-2902 (International) and stating the pass code number: 93708434. Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking
on Webcast.      -------------------

FORWARD LOOKING STATEMENTS

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                  PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                                        Consolidated Statements of Condition
                                  March 31, 2004 (Unaudited) and December 31, 2003
                                    (Dollars in Thousands, except per share data)

                                Assets                                      March 31, 2004       December 31, 2003
                                                                         ---------------------------------------------
Cash and due from banks                                                $              87,780                106,228
Federal funds sold                                                                   118,000                     --
Short-term investments                                                                65,739                 69,624
                                                                         ---------------------------------------------
                    Total cash and cash equivalents                                  271,519                175,852
                                                                         ---------------------------------------------

Investment securities (market value of $517,288 and $524,429                         507,792                517,789
at March 31, 2004 and December 31, 2003, respectively)
Securities available for sale, at fair value                                       1,003,289              1,151,829
Federal Home Loan Bank stock                                                          32,214                 34,585

Loans                                                                              2,276,029              2,237,367
       Less: allowance for loan losses                                                20,620                 20,631
                                                                         ---------------------------------------------
                    Net loans                                                      2,255,409              2,216,736

Other real estate owned, net                                                              32                     41
Banking premises and equipment, net                                                   46,701                 46,741
Accrued interest receivable                                                           16,039                 16,842
Intangible assets                                                                     24,142                 23,938
Bank owned life insurance                                                             72,493                 71,506
Other assets                                                                          28,643                 29,019
                                                                         ---------------------------------------------
                    Total assets                                       $           4,258,273              4,284,878
                                                                         =============================================

                        Liabilities and Equity

Deposits:
       Demand deposits                                                 $             769,208                774,988
       Savings deposits                                                              982,775                987,877
       Certificates of deposit of $100,000 or more                                   161,547                148,306
       Other time deposits                                                           778,394                784,805
                                                                         ---------------------------------------------
                    Total deposits                                                 2,691,924              2,695,976

Mortgage escrow deposits                                                              10,628                 11,061
Borrowed funds                                                                       701,285                736,328
Other liabilities                                                                     31,234                 24,394
                                                                         ---------------------------------------------
                    Total liabilities                                              3,435,071              3,467,759
                                                                         ---------------------------------------------
Stockholders' Equity:
  Preferred stock, $0.01 par value,
  50,000,000 shares authorized, none issued                                                 --                   --
  Common stock, $0.01 par value, 200,000,000 shares authorized,
  61,538,300 shares issued and 60,149,600 outstanding at March 31, 2004 and 61,538,300 shares issued and 60,600,100 outstanding at
  December 31, 2003, respectively.                                                       615                    615
Additional paid-in capital                                                           607,441                606,541
Retained earnings                                                                    331,419                324,250
Accumulated other comprehensive income                                                11,129                  6,416
Less: Treasury Stock, at cost, 263,968 shares at March 31, 2004                       (5,168)                    --
Less: Unallocated common stock held by
     Employee Stock Ownership Plan                                                   (78,036)               (78,816)
Less: Common Stock acquired by the Stock Award Plan                                  (44,198)               (41,887)
                                                                          --------------------------------------------
                    Total stockholders' equity                                       823,202                817,119
                                                                          --------------------------------------------

                                                                          --------------------------------------------
                    Total liabilities and stockholders' equity         $           4,258,273              4,284,878
                                                                          ============================================



                               PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                                       Consolidated Statements of Income
                      Three Months ended March 31, 2004 (Unaudited) and 2003 (Unaudited)
                                 (Dollars in Thousands, except per share data)

                                                                    Three Months Ended
                                                                         March 31
                                                                   ----------------------
                                                                      2004          2003
                                                                   ----------------------
Interest income:
    Real estate secured loans                              $          23,177       21,377
    Commercial loans                                                   3,887        5,554
    Consumer loans                                                     4,635        4,812
    Investment securities                                              5,142        3,668
    Securities available for sale                                      9,836       11,385
    Other short-term investments                                         170           68
    Federal funds                                                        140          314
                                                                   ----------------------
                      Total interest income                           46,987       47,178
                                                                   ----------------------

Interest expense:
    Deposits                                                           7,866       12,151
    Borrowed funds                                                     4,719        2,768
                                                                   ----------------------
                      Total interest expense                          12,585       14,919
                                                                   ----------------------

                      Net interest income                             34,402       32,259

Provision for loan losses                                                600          600
                                                                   ----------------------

                      Net interest income after provision for loan
                      losses                                          33,802       31,659
                                                                   ----------------------
Non-interest income:
    Fees                                                               4,625        4,053
    Net gain (loss)  on securities transactions                          427          (4)
    Commissions                                                          110           71
    Bank owned life insurance                                            987          802
    Other income                                                       1,507          555
                                                                   ----------------------
                      Total non-interest income                        7,656        5,477
                                                                   ----------------------

Non-interest expense:
    Salaries and employee benefits                                    14,408       12,025
    Net occupancy expense                                              3,798        3,410
    Federal deposit insurance                                            103          108
    Data processing expense                                            1,840        1,618
    Advertising and promotion expense                                  1,403          657
    Amortization of intangibles                                          522        1,195
    Other operating expenses                                           4,592        4,516
    Contribution to The Provident Bank Foundation
                                                                         --        24,000
                                                                   ----------------------
                      Total non-interest expenses                     26,666       47,529
                                                                   ----------------------

                      Income(loss) before income tax expense
                      (benefit)                                       14,792      (10,393)

Income tax expense (benefit)                                           4,498       (3,950)
                                                                   ----------------------
                      Net income (loss)                          $    10,294       (6,443)
                                                                   ======================

Basic Earnings (loss) Per Share (1)                                    $0.19       ($0.12)
Average basic shares outstanding                                  54,849,271   60,130,912

Diluted Earnings (loss)  Per Share (1)                                 $0.19       ($0.12)
Average diluted shares outstanding                                54,895,895   60,130,912


                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                    (dollars in thousands, except share data)
                                   (unaudited)

                                                                          For the
                                                                       Three Months
                                                                          Ended
                                                                        March 31,
                                                                   2004           2003
                                                                   -------------------
INCOME STATEMENT:
Net Interest Income                                              34,402         32,259
Provision for Loan Losses                                           600            600
Non-interest Income                                               7,656          5,477
Non-interest Expense                                             26,666         47,529
Income before income tax expense (benefit)                       14,792       (10,393)
Net Income (loss)                                                10,294        (6,443)
Basic Earnings (loss) Per Share (1)                               $0.19        ($0.12)
Diluted Earnings (loss) Per Share (1)                             $0.19        ($0.12)
Interest Rate Spread                                              3.12%          2.99%
Net Interest Margin                                               3.50%          3.53%

PROFITABILITY:
Return on average assets                                          0.98%         -0.66%
Return on average equity                                          5.06%         -3.26%
Operating expense to average assets                               2.54%          4.81%
Efficiency ratio (net of foundation expense) (2)                 63.40%         62.35%

ASSET QUALITY:
Non-performing loans                                              4,382          6,499
Other Real Estate Owned                                              32              0
Non-performing loans to total loans                               0.19%          0.33%
Non-performing assets to total assets                             0.10%          0.16%
Allowance for loan losses                                        20,620         21,016
Allowance for loan losses to non performing loans               470.56%        323.27%
Allowance for loan losses to total loans                          0.91%          1.05%

AVERAGE BALANCE SHEET DATA:
Assets                                                        4,230,184      3,953,982
Loans, net                                                    2,204,793      1,963,121
Earnings Assets                                               3,948,659      3,711,012
Core Deposits                                                 1,742,035      1,583,038
Borrowings                                                      688,484        416,042
Interest Bearing Liabilities                                  3,034,511      2,749,812
Stockholders Equity                                             818,040        801,368
Average yield on interest earning assets                          4.79%          5.16%
Average cost of interest bearing liabilities                      1.67%          2.17%

CAPITAL:
Leverage Capital                                                 18.76%         22.14%
Total risk based capital                                         30.85%         37.67%
Average equity to average assets                                 19.34%         20.27%

Notes:
------
(1) Basic and Diluted (loss) Per Share for the three months ended March 31, 2003 includes the results of operations from January 15, 2003, the date we completed our Plan of Conversion in the amount of ($7,423,000).
(2)  Efficiency Ratio Calculation

                                                                    03/31/2004           03/31/2003
                                                                    ----------           ----------
Net Interest Income                                                    34,402               32,259
Non Interest Income                                                     7,656                5,477
                                                                      -------               ------
Total Income:                                                          42,058               37,736

Non Interest Expense:                                                  26,666               47,529

LESS: Provident Bank Charitable Foundation Donation                      -                  24,000
                                                                      -------               ------
Adjusted Non Interest Expense                                          26,666               23,529

Expense/Income:                                                        63.40%               62.35%
                                                                       ======               ======


                PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
                                   (unaudited)
    Average Quarterly Balance
    NET INTEREST MARGIN ANALYSIS
    (Unaudited)                                               March 31, 2004                            December 31, 2003
                                                              --------------                            -----------------
    (Dollars in Thousands)                            Average                    Average         Average                    Average
                                                      Balance         Interest    Yield          Balance         Interest    Yield
                                                ------------------------------------------   ---------------------------------------
    Interest Earning Assets:
        Fed Funds Sold and
             Other Short Term Investments       $        115,370   $        310     1.08%    $     120,156    $        299     0.99%
        Investment Securities (1)                        515,636          5,142     4.01%          509,207           4,984     3.88%
        Securities Available for Sale                  1,079,578          9,723     3.62%        1,170,446          10,771     3.65%
        Federal Home Loan bank Stock                      33,282            113     1.37%           30,655              14     0.18%
        Net Loans (2)                                  2,204,793         31,699     5.78%        2,114,565          30,362     5.70%
                                                 ----------------   ------------              -------------    ------------
             Total Interest Earning Assets:     $      3,948,659   $     46,987     4.79%    $   3,945,029    $     46,430     4.67%
                                                 ----------------   ------------              -------------    ------------

    Non-Interest Earning Assets:
        Cash and Due from Banks                           83,845                                    79,207
        Other Assets                                     197,680                                   185,575
                                                 ----------------                             -------------
                 TOTAL ASSETS                   $      4,230,184                             $   4,209,811
                                                 ================                             =============

    Interest Bearing Liabilities:
        Demand Deposits                         $        426,495   $        767     0.72%    $     446,084    $        849     0.76%
        Savings Deposits                                 978,051          2,162     0.89%          988,870           2,398     0.96%
        Time Deposits                                    941,481          4,937     2.11%          937,748           4,962     2.10%
                                                 ----------------   ------------              -------------    ------------
                 TOTAL DEPOSITS                        2,346,027          7,866     1.35%        2,372,702           8,209     1.37%
                                                 ----------------   ------------              -------------    ------------

        Borrowed Funds                                   688,484          4,719     2.76%          658,533           4,325     2.61%
                                                 ----------------   ------------              -------------    ------------
               TOTAL BORROWINGS                          688,484          4,719     2.76%          658,533           4,325     2.61%
                                                 ----------------   ------------              -------------    ------------
      Total Interest Bearing Liabilities:       $      3,034,511   $     12,585     1.67%    $   3,031,235    $     12,534     1.64%
                                                 ----------------   ------------              -------------    ------------

    Non-Interest Bearing Liabilities                     377,633                                   357,430
                                                 ----------------                             -------------
                  TOTAL LIABILITIES                    3,412,144                                 3,388,665
    Equity                                               818,040                                   821,146
                                                 ----------------                             -------------
                 TOTAL LIAB & CAPITAL           $      4,230,184                             $   4,209,811
                                                 ================                             =============

    Net Interest Income                                            $     34,402                               $     33,896
                                                                    ============                               ============

    Net interest rate spread                                                        3.12%                                      3.03%
    Net interest earning assets                 $        914,148                             $     913,794
                                                 ================                             =============

    Net Interest Margin (3)                                                         3.50%                                      3.41%
    Ratio of interest-earning assets to
          total interest-bearing liabilities                1.30x                                     1.30x
                                                 ================                             =============

------------------------------------------
(1)  Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances shown net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)  Net interest income divided by average interest-earning assets.



       The following table summarizes the net interest margin for the previous year, inclusive.

                                                      03/31/04        12/31/03   09/30/03       06/30/03       03/31/03
                                                      1st. Qtr.       4th. Qtr.  3rd. Qtr.     2nd. Qtr.        1st. Qtr.
                                                      ---------       ---------  ---------     ---------        ---------
    Interest Earning Assets:
        Securities                                      3.53%           3.49%      2.84%          3.38%         3.58%
        Net Loans                                       5.78%           5.70%      5.99%          6.31%         6.56%
          Total Interest Earning Assets:                4.79%           4.67%      4.49%          4.86%         5.16%

    Interest Bearing Liabilities:
        Total Deposits                                  1.35%           1.37%      1.47%          1.71%         2.11%
        Total Borrowings                                2.76%           2.61%      2.80%          2.79%         2.70%
           Total Interest Bearing Liabilities:          1.67%           1.64%      1.76%          1.92%         2.17%

    Interest Rate Spread                                3.12%           3.03%      2.73%          2.94%         2.99%
    Net Interest Margin                                 3.50%           3.41%      3.14%          3.41%         3.53%
    Ratio of interest-earning assets to
          total interest-bearing liabilities            1.30x           1.30x       1.31x         1.33x         1.35x
